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                                                                 EXHIBIT (A)(8)

At Falcon Products:

Michael J. Dreller
Vice President-Finance and Chief Financial Officer
9387 Dielman Industrial Drive
St. Louis, Missouri 63132
(314) 991-9200

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 12, 1999

                  FALCON PRODUCTS COMMENCES CASH TENDER OFFER
                    FOR SHELBY WILLIAMS AT $16.50 PER SHARE

   ST. LOUIS, MISSOURI, May 12, 1999--Falcon Products, Inc. (NYSE: FCP) (Falcon Products) announced today that SY Acquisition, Inc., a newly formed wholly owned subsidiary, has commenced a cash tender offer for all of the outstanding common stock of Shelby Williams Industries, Inc. (NYSE: SY) (Shelby Williams) at a price of $16.50 per Shelby Williams share. The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Wednesday, June 9, 1999, unless extended.

   As previously announced on May 5, 1999, Falcon Products and Shelby Williams signed a definitive merger agreement under which Falcon Products would acquire Shelby Williams for $16.50 per share in cash. Shelby Williams' board of directors has unanimously approved the tender offer and the merger and has determined that the tender offer and merger are in the best interests of Shelby Williams' stockholders. The Shelby Williams board has unanimously recommended that Shelby Williams stockholders accept the Falcon Products offer and tender their shares. Shelby Williams will mail its formal recommendation to stockholders with Falcon Products' tender offer materials.

   Following the purchase of shares in the tender offer, the merger agreement provides that, subject to the conditions in the merger agreement, Falcon Products will commence a second-step merger in which any remaining Shelby Williams stockholders will also receive the same cash price paid in the tender offer.

   The tender offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration date a number of shares which, together with the shares owned directly or indirectly by Falcon Products, represent a majority of the total number of outstanding shares of Shelby Williams on a fully diluted basis at the time the shares are accepted for payment pursuant to the offer, and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The complete terms of the tender offer, including financing arrangements, are set forth in the offering documents being filed today with the Securities and Exchange Commission.

   Any questions or requests for assistance may be directed by holders of Shelby Williams common stock to the Dealer Manager or the Information Agent at their respective telephone numbers detailed below. The Dealer Manager for the offer is Donaldson, Lufkin & Jenrette, (877-866-0927 or 312-345-7558) and the Information Agent for the offer is D.F. King & Co., Inc. (800-735-3591 or 212-269-5550).

   Falcon Products and its subsidiaries design, manufacture and market furniture products for the hospitality and lodging, food service, and office furniture industries. Falcon Products, headquartered in St. Louis, Missouri, operates nine production facilities throughout the world--Belmont, Mississippi; City of Industry, California; Lewisville, Arkansas; Newport, Tennessee; Juarez, Mexico; Tijuana, Mexico; Mimon, Czech Republic; Shenzen, China; and Middelfart, Denmark--and has showrooms in Chicago, Illinois. Falcon Products has more than 2,200 employees worldwide and had revenues of $143.4 million in fiscal year 1998.
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This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934 and involves known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others: certain risks associated with the closing and integration of acquisitions; competition; government regulation; and general economic and business conditions. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Falcon Products, Shelby Williams or any other person that the projected outcomes can or will be achieved, including statements about future business operations. Such forward-looking statements involve risks and uncertainties inherent in business forecasts. There can be no assurances that future results will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially are included in both Falcon Products' and Shelby Williams' periodic reports filed with the Securities and Exchange Commission.